Exhibit 99.3

Analyst Contact:	Gregory S. Panagos	News Release
713-232-7551
Media Contact:	Guy A. Cantwell	FOR RELEASE: February 16, 2009
713-232-7647

TRANSOCEAN LTD. BOARD TO SEEK SHAREHOLDER APPROVAL OF

SHARE REPURCHASE PROGRAM

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) today announced that its Board of Directors has decided to recommend that the company’s shareholders at their May 2009 annual general meeting approve and authorize the Board of Directors to repurchase shares of the company, at the Board’s discretion, with an aggregate purchase price of up to 3.50 billion Swiss francs (which is equivalent to approximately US$3.02 billion at an exchange rate as of the close of trading on February 13, 2009 of US$1.00 to CHF 1.1608). Shareholder approval is being sought in order to provide the company with the flexibility to repurchase shares at any time after the May 2009 annual general meeting. If the share repurchase program is approved by the shareholders, there can be no assurance that any shares will actually be repurchased in the near term after the meeting, or at all. The Board of Directors would be permitted to delegate its share repurchase authority to company management to repurchase shares under the share repurchase program.

The Board of Directors or company management, as applicable, may decide, based upon general market conditions, the relationship between the company’s contractual backlog and debt, cash flow generation, the company’s ongoing capital requirements, the price of the company’s shares, regulatory considerations, and other factors, that the company should retain cash, reduce debt, make capital investments or otherwise use cash for general corporate purposes, and consequently repurchase fewer shares or not repurchase any shares. Decisions regarding the amount, if any, and timing of any share repurchases would be made from time to time based upon the factors set forth above. The company plans to fund any share repurchases from the company’s current and future cash balances and will not use debt to fund any repurchases. The Board of Directors has decided to recommend that the shareholders at their May 2009 annual general meeting approve the release of Swiss statutory reserves, which is necessary for this authorization of a share repurchase program for the repurchase of shares for cancellation.

Any shares repurchased under this program would be purchased from time to time from market participants that have acquired those shares on the open market and that can fully recover Swiss withholding tax resulting from the share repurchase. Repurchases could also be made by tender offer, in privately negotiated transactions or by any other share repurchase method. Any repurchased shares would be held by the company for cancellation by the shareholders at a future annual general meeting. The share repurchase program would not have an established expiration date and could be suspended or discontinued by the company’s Board of Directors or company management, as applicable, at any time. Transocean Ltd. currently has approximately 320 million shares outstanding.

FORWARD-LOOKING STATEMENTS

Statements regarding the share repurchase program, including timing, duration, form of transaction, related tax consequences, source of funding, uses of cash, termination of the program, cancellation of the repurchased shares, and debt reduction, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to the factors stated in the preceding paragraphs, operating hazards and delays, actions by customers and other third parties, the future price of oil and gas, the actual revenues earned and other factors detailed in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission (SEC), which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. There can be no assurance as to the amount of debt, if any, that will be retired or the number of shares, if any, that will be repurchased under the program.

Transocean Ltd. is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 136 mobile offshore drilling units plus 10 announced ultra-deepwater newbuild units, the company’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company owns or operates a contract drilling fleet of 39 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 28 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

###	09-05